Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the final short form base shelf prospectus constituting a part of Amendment No. 1 to this Registration Statement of our reports dated March 2, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Waste Services, Inc. which appear in the Registration Statement on Form F-4 filed by IESI-BFC Ltd. on June 3, 2010.

We also consent to the reference to us under the caption “Experts” in the final short form base shelf prospectus.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

West Palm Beach, Florida

March 21, 2011